Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center 1021 East Cary Street, Suite 1400 Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

April 29, 2015

Lei Cao, Chief Executive Officer

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard

Roslyn, New York 11576-1514

Re: Sino-Global Shipping America, Ltd.

Dear Mr. Cao:

We have acted as special Virginia counsel for Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1, as may from time to time be amended (the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2014.  The Registration Statement includes a prospectus (the “Prospectus”), which provides that the Prospectus will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of 1,200,000 shares (the “Offering Shares”) of common stock, without par value per share of the Company (the “Common Stock”).

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein, the Company’s Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (the “Documents”). We are relying (without any independent investigation thereof) upon the truth and accuracy of the statements, covenants, representations and warranties set forth in the Documents.

The following opinion is given only as to matters of Virginia law, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia. We have assumed that there is nothing under any law (other than the laws of the Commonwealth of Virginia) that would affect or vary the following opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Offering Shares have been duly authorized, duly and validly issued and are fully paid and non-assessable shares of the Common Stock of the Company.

We consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

By: /s/ Kaufman & Canoles, P.C.
Kaufman & Canoles, P.C.